Investors & Analysts:
John D. Emerick, Jr.
Marcy K. Oelhafen
Fair Isaac Corporation
(800) 213-5542
investorrelations@fairisaac.com
Fair Isaac Announces Preliminary Second Quarter 2007 Results and
Revised Third Quarter and Full Year Fiscal 2007 Guidance
MINNEAPOLIS—April 16, 2007—Fair Isaac Corporation (NYSE:FIC), the leading provider of analytics and decision technology, today announced the preliminary financial results for its second fiscal quarter ended March 31, 2007 and revised guidance for the third fiscal quarter ending June 30, 2007 and full fiscal year 2007, both of which are lower than the company’s previously announced guidance. Second quarter results are preliminary, subject to the company’s management and independent auditor completing their customary quarterly closing and review procedures.
Preliminary Second Quarter Fiscal 2007 Results
The company expects to report second quarter revenues in the range of $200 to $202 million in second quarter of fiscal 2007 versus $208.2 million reported in the prior year period. This is lower than the second quarter revenue guidance of $215 million provided by the company last quarter. Net income for the second quarter of fiscal 2007 is expected to total in the range of $20 to $22 million, or $0.35 to $0.37 per diluted share, versus $27.0 million, or $0.40 per diluted share, reported in the prior year period. This is lower than the second quarter GAAP earnings per diluted share guidance of $0.48 provided last quarter.
Revised Third Quarter and Full Year Fiscal 2007 Guidance
Total revenues are expected to be $195 to $200 million for the third quarter of fiscal 2007 with GAAP earnings of approximately $0.33 to $0.38 per share. Full year fiscal 2007 revenue is now expected to be $795 to $805 million with GAAP earnings per diluted share of $1.55 to $1.65. The previously announced sale of our mortgage product line accounts for approximately $7 million to $8 million of the reduced revenue guidance. This full year fiscal 2007 guidance is lower than the guidance of $870 million in revenue and GAAP earnings per diluted share of $2.15 provided earlier by the company.

Company to Host Conference Call today
The company will host a conference call today at 5:00 p.m. Eastern Time (4:00 p.m. Central Time/2:00 p.m. Pacific Time) to discuss these preliminary second quarter results and guidance for the remainder of fiscal 2007. The call can be accessed live on the Investor Relations’ section of the company’s Web site at www.fairisaac.com, and a replay will be available approximately two hours after the completion of the call through May 28, 2007.
Final Second Fiscal Quarter Results Conference Call
The company will host a conference call with final second fiscal quarter results on Wednesday, April 25, at 5:00 p.m. Eastern Time (4:00 p.m. Central Time/2:00 p.m. Pacific Time) to discuss its final second quarter fiscal 2007 results, and outlook for fiscal 2007. The call can be accessed live on the Investor Relations section of the company’s Web site at www.fairisaac.com, and a replay will be available approximately two hours after the completion of the call through May 28, 2007.
About Fair Isaac Corporation
Fair Isaac Corporation (NYSE:FIC) makes decisions smarter. The company’s solutions and technologies for Enterprise Decision Management give businesses the power to automate more processes, and apply more intelligence to every customer interaction. Through increasing the precision, consistency and agility of their decisions, Fair Isaac clients worldwide increase sales, build customer value, cut fraud losses, manage credit risk, reduce operational costs, meet changing compliance demands and enter new markets more profitably. Founded in 1956, Fair Isaac powers hundreds of billions of decisions each year in financial services, insurance, telecommunications, retail, consumer branded goods, healthcare and the public sector. Fair Isaac also helps millions of individuals manage their credit health through the www.myfico.com website. Visit Fair Isaac online at www.fairisaac.com.
Statement Concerning Forward-Looking Information
Except for historical information contained herein, the statements contained in this news release that relate to Fair Isaac or its business are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the success of the Company’s Enterprise Decision Management strategy, its ability to recruit and retain key technical and managerial personnel, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop, introduce, and timely deliver new and enhanced products and services, competition, regulatory changes applicable to the use of consumer credit and other data, the possibility that the anticipated benefits of acquisitions, including expected synergies, will not be realized and other risks described from time to time in Fair Isaac’s SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2006 , and its quarterly report on Form 10-Q for the period ended December 31, 2006 . If any of these risks or uncertainties materialize, Fair Isaac’s results could differ materially from its expectations. Fair Isaac disclaims any intent or obligation to update these forward-looking statements.
Fair Isaac, FICO, myFICO, Blaze Advisor, Strategy Machine and PreScore are trademarks or registered trademarks of Fair Isaac Corporation in the United States and in other countries.